Exhibit 10.15
STOCK PURCHASE AGREEMENT
AMONG
DREW SCIENTIFIC, INC.
JAS DIAGNOSTICS, INC
AND
THE STOCKHOLDERS OF JAS DIAGNOSTICS, INC.
May 30, 2008

i

List of Exhibits:
Schedule 1 JAS Diagnostics, Inc. Stockholders
Schedule 2 Purchase Price
Schedule 3 JAS Customers and Products
Schedule 4 Company Announcement
Schedule 5 Opinion of Counsel
Schedule 6 Closing Documents

STOCK PURCHASE AGREEMENT
     Agreement dated as of May  , 2008 among Drew Scientific, Inc., a Texas Corporation (the “Purchaser”) and Subsidiary of Escalon Medical Corp., a Pennsylvania corporation; JAS Diagnostics, Inc., a Florida corporation (the “Company”); and the stockholders of the Company listed on Schedule I hereto (such persons, including Shareholders, being hereinafter sometimes referred to individually as a “Stockholder” and collectively as the “Stockholders”).
Recitals:
     The Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders, all of the issued and outstanding capital stock of the Company for the consideration and on the terms and conditions set forth in this Agreement and the concurrently executed Transaction Documents expressly listed hereunder:
The Company Disclosure Schedule.
The Purchaser and Company acknowledge that Maria Sanchez and Francisco Perez did not participate in the negotiation or execution of prior proposed agreements between Purchaser and the Company related to this transaction and therefore, any and all such prior proposed agreements or contracts between Purchase and the Company related to this proposed stock sale transaction shall be considered void and unenforceable. Except for the Company Disclosure Schedule and this Stock Purchase Agreement, Purchaser, the Company and each Stockholder hereby acknowledges and agrees that there are no valid or enforceable documents contracts, warranties or agreements of any sort whatsoever between Purchaser and the Company which serve to bind Purchaser or the Company to this proposed stock purchase transaction or otherwise relates thereto, all prior alleged agreements, contracts and writings between the Purchaser and the Company on the subject matter hereof being null and void. This Agreement and the Company Disclosure Schedule sets forth the entire understanding of the parties with respect to the subject matter hereof, shall supersede all existing agreements between Purchaser and the Company concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.
     Certain capitalized terms used herein are defined in Article XII of this Agreement.
     NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:
I. Representations and Warranties of the Company and Shareholders
     Except to the extent set forth on the Company Disclosure Schedule entered concurrently herewith, the Company and Shareholders to the best of their knowledge jointly and severally represent and warrant to the Purchaser as follows:

     1.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own or lease and operate its properties and carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Company is qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 1.01 of the Company Disclosure Schedule, which are the only jurisdictions where the Company is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Company has no subsidiaries.
     1.02 Authorization. The Company has the requisite power and authority to execute and deliver the Transaction Documents to which the Company is or will be a party and to perform the Transactions to be performed by the Company. Such execution, delivery and performance by the Company has been duly authorized by all necessary corporate action. The Transaction Documents executed by the Company on or before the date hereof constitute, and the Transaction Documents to be executed unanimously by all Company Stockholders, the Company and Purchaser related to this stock purchase transaction, after the date hereof shall constitute, the sole and exclusive valid and binding obligations of the Company and Stockholders related to this transaction (except for any employment or consulting agreements also entered into by Purchaser with any individual Stockholders commencing after the successful completion of this stock purchase transaction), enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general equitable principles and by bankruptcy, moratorium, insolvency, fraudulent conveyance or similar laws. Any and all documents or purported agreements which may have been previously entered into related to this stock purchase transaction but which have not been unanimously signed by all Stockholders are hereby acknowledged to be void and unenforceable.
     1.03 Capitalization. The authorized capital stock of the Company consists of 2,500 shares of common stock, par value $1.00 per share (the “Company Common Stock”). The shares of Company Common Stock shown on Schedule I hereto constitute all of the issued and outstanding shares of capital stock of the Company. All shares of Company stock are subject to the sale restrictions contained under the January 25, 2001 Shareholder Agreement entered into between the Stockholders and the Company, as a result whereof the unanimous approval of all Stockholders is hereby required to enter into, as well as to permit any and all amendments of this Stock Purchase Agreement with Purchaser. Each outstanding share of Company Common Stock is validly authorized, and was validly issued to the Stockholders listed in Schedule I hereto and fully paid and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record by the Stockholders as shown on Schedule I hereto. There is no commitment, plan or arrangement to issue, and no outstanding option, warrant or other right calling for the issuance of, any share of capital stock of the Company or any security or other instrument convertible into, exercisable for or exchangeable for capital stock of the Company. There are no outstanding instruments convertible into or exchangeable for capital stock of the Company.
     1.04 Financial Condition.

     (a) The Company has delivered to the Purchaser true and correct copies of the unaudited balance sheet of the Company as of May 28, 2008 (the “Last Balance Sheet”). The Last Balance Sheet, including any notes thereto, presents fairly the financial condition, assets, liabilities and stockholders’ equity of the Company as of its date; each such statement of income and consolidated statement of retained earnings presents fairly the results of operations of the Company for the period indicated; and each such statement of cash flows presents fairly the information purported to be shown therein, except, with respect to any unaudited statement, the absence of footnotes, necessary interim accounting practices and procedures and year-end audit adjustments. The financial statements referred to in this Section 1.04 have been prepared in accordance with GAAP consistently applied throughout the periods involved and were prepared in accordance with the books and records of the Company, except, with respect to any unaudited statement, the absence of footnotes, necessary interim accounting practice and procedures and year-end audit adjustments.
     (b) Except as set forth on Section 1.04 of the Company Disclosure Schedule, since the date of the Last Balance Sheet (the “Last Balance Sheet Date”):
          (i) There has at no time been a change in the financial condition, results of operations, business, properties, assets or liabilities of the Company that has had a Material Adverse Effect.
          (ii) The Company has not authorized, declared, paid or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any stock of the Company.
          (iii) The operations and business of the Company have been conducted only in the ordinary course, consistent with past practices of the Company.
          (iv) There has been no accepted purchase order or quotation, arrangement or understanding for future sale of the products or services of the Company that was outside the ordinary course of business or not consistent with the past practices of the Company.
          (v) The Company has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.
     (c) Except as set forth in Section 1.04(c) of the Company Disclosure Schedule, there is no fact known to the Company or Shareholders that materially adversely affects or in the future (as far as the Company or Shareholders can reasonably foresee) is reasonably likely to materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company; provided, however, that the Company and Shareholders express no opinion as to changes or effects relating to United States or foreign economic conditions or financial markets in general or to the Company’s industry in general.
     1.05 Tax Liabilities. Except as otherwise set forth in Section 1.05 of the Company Disclosure Schedule:

     (a) The Company has duly and timely filed all Returns that it was required to file on or prior to the date hereof. All such Returns were true, complete and correct. All Taxes owed or required to be remitted by the Company (whether or not shown on any Return) have been paid or remitted, or are being contested and adequately reserved in accordance with GAAP on the financial statements of the Company. The Company is not currently the beneficiary of any extension of time within which to file any Return. The most recent financial statements delivered to the Purchaser by the Company hereunder reflect an adequate reserve in accordance with GAAP for all Taxes of the Company for all taxable periods and portions thereof through the date of such financial statements. The Company has maintained and will continue to maintain reserves in accordance with GAAP for all Taxes for the period from the date of the most recent financial statements through the Closing Date.
     (b) The Company has satisfied all federal, state, local and foreign withholding tax requirements, including but not limited to income, social security and employment tax.
     (c) None of the assets of the Company (i) is property that is required to be treated as owned by another person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code.
     (d) There are no liens for Taxes on any of the assets of the Company.
     (e) The Company is not a party to any tax allocation, tax sharing or tax benefit transfer agreement. The Company (i) has not been a member of an affiliated, combined or unitary group filing a consolidated, combined or unitary Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any Person under regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
     (f) Except as set forth in Section 1.05(f) of the Company Disclosure Schedule, no claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.
     (g) There is no dispute or claim now pending concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Company or Shareholders has knowledge based upon personal contact with any agent of such Governmental Body. No Governmental Body is now asserting or, to the knowledge of the Company or Shareholders, threatening to assert, any deficiency or assessment for additional Taxes of the Company or has notified the Company or Shareholders of its intent to examine or audit the Company. The Company has not (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or (ii) received any notice of deficiency of assessment from any Governmental Body with respect to Liability for Taxes that has not been fully paid or finally settled.

     (h) The Company has delivered to the Purchaser correct and complete copies of all federal income tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since 2001.
     (i) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations.
     (j) For all tax periods from and after 2001 up to and including the Closing (collectively the “S Corporation Tax Period”), the Company has elected, in compliance with all applicable legal requirements, to be taxed under Subchapter S of the Code and corresponding provisions under Florida State laws, and such elections are in effect for the Company. No action has been taken by the Company or, to the knowledge of the Company or Shareholders, any Stockholder that may result in the revocation of any such elections and, with respect to the S Corporation Tax Period, the Company has no Liability, absolute or contingent, for the payment of any income Taxes under the Code or under the laws of such states or localities which afford tax treatment similar to that under Subchapter S of the Code, except as set forth in Section 1.05(j) of the Company Disclosure Schedule.
     1.06 Legal Proceedings and Compliance with Legal Requirements.
     (a) Except as disclosed in Section 1.06 of the Company Disclosure Schedule, there (i) is no Litigation that is pending against the Company and (ii) to the knowledge of the Company and Shareholders, there is no Litigation threatened against the Company that, in either case, relates to or could have a Material Adverse Effect on the operations of the Company. To the knowledge of the Company and Shareholders, there has been no Default under any Legal Requirements applicable to the Company, including Legal Requirements relating to pollution or protection of the environment or Legal Requirements promulgated by the FDA. There has been no Default with respect to any Court Order applicable to the Company, except for any Defaults that would not have a Material Adverse Effect.
     (b) Except as disclosed in Section 1.06 of the Company Disclosure Schedule, to the knowledge of the Company and Shareholders, the Company has complied in all material respects with all Legal Requirements and Court Orders applicable to the business of the Company and the sale of the Company’s products. The Company has obtained and, to the knowledge of the Company and Shareholders, is in compliance in all material respects with all federal, state, local and foreign governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the “Governmental Permits”). All of the Governmental Permits are listed in Section 1.06 of the Company Disclosure Schedule along with their respective expiration dates, and, to the Knowledge of the Company and Shareholders, such Governmental Permits constitute all Governmental Permits required for the operation of the Company’s business as currently operated. All of the Governmental Permits are currently valid and in full force, and to the knowledge of the Company and Shareholders, no violations of a material nature are or have been recorded in respect of any of the Governmental Permits and no revocation, cancellation or withdrawal thereof has been threatened. The Company has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits, except as set forth in Section 1.06(b) of the Company Disclosure Schedule.

     (c) Notwithstanding anything to the contrary that may be interpreted by this Section 1.06(c), Purchaser hereby agrees and acknowledges that Maria Sanchez and Francisco Perez did not have as part of their duties on behalf of Company any of the responsibilities related to the subject matter of this Section 1.06(c) and thus they do not make any warranties or representations to Purchaser related to this Section 1.06(c), other than from an extremely limited actual knowledge perspective based upon information actually shared with them by other Stockholders which may or may not adequately reflect the status of the subject matter hereof. Section 1.06(c) of the Company Disclosure Schedule sets forth a list of all of the products of the Company. Except as set forth in Section 1.06(c) of the Company Disclosure Schedule, to the best of the actual knowledge of the Maria Sanchez and Francisco Perez or the knowledge of the Company David Johnson and Vivian Alvarez: (1) the Company has not received any written complaints or, any other complaints, from any customer or distributor concerning any of the Company’s products, which has not been resolved or withdrawn, or where the failure to resolve the same would have a Material Adverse Effect; (2) there are no defects in design, construction or manufacture of its products that could adversely affect performance or create an usual risk of injury to persons or property; (3) all products of the Company are and have been in all material respects in compliance with all applicable Legal Requirements of the FDA applicable to such products; (4) There is no reasonable basis known to the Company for the FDA, the ISO or any other Governmental Body to deny or rescind any approval or clearance to market any of the Company’s commercially distributed products for the purpose or indication for which they are being manufactured, assembled, marketed or sold; (5). None of the Company’s products is or has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, no facts or conditions exist that could reasonably be expected to result in such a recall campaign; (6) The Company’s products have been designed and manufactured so as to meet and comply in all material respects with all applicable governmental and regulatory standards and specifications currently in effect in North America, South America and Europe, and have received all governmental and regulatory approvals necessary to allow their sale and use in all jurisdictions where they are currently being sold in North America and Europe; (7) Neither the Company nor Shareholders has any reason to believe that the Company’s products fail to meet any standards or specifications or do not have any necessary governmental or regulatory approval necessary for the sale or use of such products in any jurisdiction other than in North America, South America or Europe (8) There are no outstanding notices of Defaults or warning letters received by the Company from the FDA or the ISO nor are there outstanding good manufacturing practice warning notices received by the Company from the FDA or the ISO; (9) The Company has previously provided to the Purchaser access to the Company’s complete file with respect to all FDA and other Governmental Body approvals and certifications of the Company’s products and the facility in which they are being manufactured.
     1.07 Properties and Assets.
     (a) Except as disclosed in Section 1.07 of the Company Disclosure Schedule, the Company has good and marketable title to all properties and assets used in its business or owned by it, free and clear of all Encumbrances.
     (b) All accounts and notes receivable reflected on the Last Balance Sheet, or arising since the Last Balance Sheet Date, have been collected, or are and will be good and collectible,

in each case at the aggregate recorded amounts thereof less any reserves therefor reflected in the Last Balance Sheet in accordance with GAAP without right of recourse, defense, deduction, return of goods, counterclaim, offset or set off on the part of the obligor, and, if not collected, to the knowledge of the Company and Shareholders, can reasonably be anticipated to be paid within 120 days of the date incurred.
     (c) Section 1.07(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned or leased by the Company, a list of all personal property leased by the Company and a list of the properties and assets owned by the Company (but not including inventory or Intellectual Property) as set forth on the Depreciation Projections dated as of February 2008 attached to Section 1.07(c) of the Company Disclosure Schedule, which contains a statement of cost, book value and (except for land) reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes. Except as set forth in Section 1.07(c) of the Company Disclosure Schedule, all such real and other properties and assets (including Intellectual Property) owned by the Company are reflected on the Last Balance Sheet (except for acquisitions and dispositions in the ordinary course of business subsequent to the Last Balance Sheet Date and prior to the Closing or that are either disclosed in Section 1.07 of the Company Disclosure Schedule or are approved in writing by the Purchaser).
     (d) Except as set forth in Section 1.07(d) of the Company Disclosure Schedule, to the knowledge of the Company or Shareholders: no real property or Facility owned, leased or licensed by the Company lies in an area which is or will be subject to zoning, use or building code restrictions that would prohibit, and no state of facts relating to the actions or inaction of another Person or its ownership, leasing, licensing or use of any real or personal property exists or will exist, that would prevent the continued effective ownership, leasing, licensing or use of such real property in the business in which the Company is now engaged.
     (e) The real and other properties and assets (including Intellectual Property) owned by the Company or leased or licensed by the Company from a third party constitute all such properties and assets that are necessary to the business of the Company as presently conducted or as it currently contemplates conducting.
     (f) Except as set forth in Section 1.07(f) of the Company Disclosure Schedule, the Company has not caused nor permitted its business, Facilities, properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process any Hazardous Substance (as hereinafter defined) except in compliance with all applicable laws, rules, regulations, orders, judgments and decrees, except where the failure to so comply could not individually or in the aggregate have a Material Adverse Effect, and has not caused nor permitted the Release (as hereinafter defined) of any Hazardous Substance on or off the site of any property or Facilities of the Company that individually or in the aggregate could have a Material Adverse Effect. The term “Hazardous Substance” shall mean any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substance, as defined by 42 U.S.C. 9601(14), any pollutant or contaminant, as defined by 42 U.S.C. 9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation. The term “Release” shall have the meaning set forth in 42 U.S.C. 9601(22).

     1.08 Contracts.
     (a) Section 1.08(a) of the Company Disclosure Schedule lists each Contract of the following types to which the Company currently is a party, or by which it is bound, that relates to or could affect the operations of the Company, except for (i) any Contract that is not material to the Company or its business and that may be terminated by the Company on not more than 30 days’ notice without any Liability to the Company and (ii) any Contract under which the executory obligation of the Company involves an amount less than $25,000 (such excepted Contracts are referred to collectively as “Minor Contracts”):
          (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of the Company or Affiliate thereof;
          (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any asset from or the performance of services by a third party, in excess of $25,000 in any individual case, or any Contracts for the sale of inventory or products that involve an amount in excess of $25,000 with respect to any one supplier or other party;
          (iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $25,000 in any individual case;
          (iv) Contracts to lease to or to operate for any other party any asset that involve an amount in excess of $25,000 in any individual case;
          (v) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, guaranty and other reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;
          (vi) Any Contracts under which any Encumbrances exist with respect to any assets of the Company; and
          (vii) Any other Contracts (other than Minor Contracts and those described in any of subsections (i) through (vi) above) not made in the ordinary course of business.
     (b) Copies of all Contracts identified in Section 1.08(a) of the Company Disclosure Schedule have been made available for inspection by the Purchaser. No outstanding purchase commitment by the Company is in excess of its ordinary business requirements or at a price in excess of market price at the date thereof. Except as set forth in Section 1.08(b) of the Company Disclosure Schedule, none of such Contracts will expire or be terminated or be subject to any modification of terms or conditions by reason of the consummation of the Transactions contemplated by this Agreement, except where any such termination or modification will not have a Material Adverse Effect. With respect to the Contracts described in clause (iii)

hereinabove, none of the agents who is party to any such agreement has terminated, threatened to terminate or given any notice of an intention to terminate its agreement with the Company or to substantially reduce the volume of business placed with or through the Company, and neither the Company nor Shareholders knows of any condition or state of facts or circumstances that would cause any such termination or reduction in the foreseeable future. The Company is not in Default in any material respect under the terms of any Contract nor is it in Default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor, to the knowledge of the Company or Shareholders, has any event occurred that, with the passage of time or giving of notice or both, would constitute such a Default by the Company and, to the knowledge of the Company and Shareholders, no other party to any such contract is in Default in any material respect thereunder nor has any such event occurred with respect to such party, except that no representation is made with respect to any Contract that is not material to the Company or its business and that may be terminated by the Company on not more than 30 days’ notice without any Liability to the Company.
     1.09 ERISA.
     (a) Section 1.09(a) of the Company Disclosure Schedule contains a complete list of all Benefit Plans currently sponsored or maintained by the Company or under which the Company may be obligated. The Company has made available to the Purchaser (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto of the Company, including all summary plan descriptions and summary annual reports, if any, (ii) accurate and complete summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports, if any, with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports, if any, for all Benefit Plans (for which annual reports are required) prepared within the last three years.
     (b) All Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and to the knowledge of the Company and Shareholders have at all times been administered and operated) in material compliance with, the applicable requirements of ERISA, the Code and all other applicable Legal Requirements, except where the failure to comply would not have a Material Adverse Effect. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any “prohibited transactions,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans that could subject the Company to any material penalty or tax imposed under the Code or ERISA.
     (c) None of the Benefit Plans is an employee pension benefit plan (as defined in Section 3(2) of ERISA). The Company has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).
     (d) There are no pending or, to the knowledge of the Company or Shareholders, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its stockholders, officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of the Company or Shareholders, any reasonable basis for such claim.
     (e) Except to the extent set forth in Section 1.09(e) of the Company Disclosure Schedule, the Company has made all required contributions under the Benefit Plans on a timely basis.
     (f) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a “Welfare Plan”): (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, except where the failure to comply would not have a Material Adverse Effect, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code and (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) is in material compliance with all of the material requirements of Section 4980B of the Code, Part 6 of Title I of ERISA and the applicable provisions of the Social Security Act, except where the failure to comply would not have a Material Adverse Effect.
     (g) Except as set forth in Section 1.09(g) of the Company Disclosure Schedule, the Company has no Benefit Plans or agreements that, by their terms, would create liability for severance pay to any employee of the Company as a result of any of the Transactions.
     (h) Except as disclosed in Section 1.09(h) of the Company Disclosure Schedule, no Benefit Plan has any liability of any material nature, accrued or contingent, including without limitation liabilities for Taxes, other than for routine payments to be made in due course to participants and beneficiaries.
     (i) The Company has provided the Purchaser with a true and correct summary of the names, relationship with the Company, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended 2007 and currently in effect for each director, officer, or other employee of the Company. Except as set forth in Section 1.09(i) of the Company Disclosure Schedule, since December 2007, the Company has not changed the rate of compensation of any of its directors, officers or employees nor has any Benefit Plan or program been instituted or amended to increase benefits thereunder.
     1.10 Patents and Other Intellectual Property.
     (a) Except as set forth in Section 1.10(a) of the Company Disclosure Schedule, the Company has exclusive title to, owns, possesses, has the sole right to use or, where necessary, has made timely and proper application for, all copyrights, trademarks, trade names, service marks, franchises, certificates of public convenience and necessity, patents, patent rights, licenses, trade secrets, information, proprietary rights and processes, intellectual property rights listed on Section 1.10(a) of the Company Disclosure Schedule (the “Intellectual Property”). To the knowledge of the Company and Shareholders, all of the Intellectual Property is owned or otherwise lawfully used by the Company, and the Company is not infringing upon, conflicting with or unlawfully or wrongfully using any patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right owned or claimed by another Person. Except as set forth in Section 1.10(a) of the Company Disclosure Schedule, the Company has not received any notice of any claim of infringement or any other Claim or proceeding, with respect to any such patent, trademark, trade name, service mark, copyright or trade secret which has not been favorably resolved. No current employee of the Company and, to the knowledge of the Company and Shareholders, no other Person, including any former employee, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property, or in any application therefor.
     (b) The Company has taken appropriate measures to reasonably protect and preserve the security, confidentiality and value of its Confidential Information, which measures are described in Section 1.10(b) of the Company Disclosure Schedule. “Confidential Information” means those items of the Intellectual Property that are confidential and any other proprietary or confidential information owned or obtained on a confidential basis by the Company. Except as disclosed in Section 1.10(b) of the Company Disclosure Schedule, each of those employees and consultants of the Company who are involved in the design, review, evaluation or development of products or Intellectual Property and are listed in Section 1.10(b) of the Company Disclosure Schedule has executed a nondisclosure and assignment of inventions agreement in the form provided to the Purchaser. To the knowledge of the Company and Shareholders, all Confidential Information that constitutes Intellectual Property is currently valid and protectible and is not part of the public domain or knowledge, nor to the knowledge of the Company or Shareholders, has it been used, divulged or appropriated for the benefit of any Person other than the Company or otherwise to the detriment of the Company, except as set forth in Section 1.10(b) of the Company Disclosure Schedule.
     (c) The Company has all right, title and interest in and to all of the Intellectual Property, and the Company has not created or permitted any Encumbrance of any nature whatsoever. Except as set forth in Section 1.10(c) of the Company Disclosure Schedule, the Company has not granted any licenses to its proprietary property and is not aware of any third parties who are claiming any right, title or interest in or to such Intellectual Property or who are infringing or violating any of such Intellectual Property. Except as set forth in Section 1.10(c) of the Company Disclosure Schedule, the Company is not bound by or a party to any option, license or agreement of any kind with respect to patents, patent applications, inventions, trademarks, service marks, trade names, licenses, franchises, copyrights, trade secrets, information and other proprietary rights and processes or with respect to any such property and rights of any other person or entity relating to the operation of the Company.
     (d) Except as set forth in Section 1.10(d) of the Company Disclosure Schedule, no royalties, consulting or advisory fees or other payments are payable by the Company to any other person by reason of the ownership or use of the Intellectual Property.
     1.11 Questionable Payments. To the knowledge of the Company and Shareholders, neither the Company, any director, officer, agent, employee nor any other person associated with or acting on behalf of the Company has: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (v) made any false or fictitious entry on the books or records of the Company; (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (vii) made any bribe, kickback or other payment of an unlawful nature to any person or entity, private or public whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.
     1.12 Consents and Approvals. The unanimous written approval of all the Company’s Stockholders is required for entry of this Agreement, any and all modifications to this Agreement, and any and all Transaction Documents to which the Company is or will be a party. Except for the consents specified herein (the “Required Consents”), and except as set forth in Section 1.12 of the Company Disclosure Schedule, neither the execution and delivery by the Company of the Transaction Documents to which the Company is or will be a party, nor the performance of the Transactions to be performed by the Company, will require any additional notice, filing, consent, waiver or approval or constitute a Default under (a) any Legal Requirement or Court Order to which the Company is subject, (b) the Charter Documents or by-laws of the Company or (c) any Contract, Governmental Permit or other document to which the Company is a party, except any Contract that is not material to the Company or its business and that may be terminated by the Company on not more than 30 days’ notice without any liability to the Company.
     1.13 Subsidiaries and Investments. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any limited liability company, corporation, partnership, business, trust, joint venture or other legal entity.
     1.14 Sales. The Company has provided the Purchaser with a schedule showing the revenues generated by all products sold by the Company during each year commencing 2005.
     1.15 Liabilities. Except as specified in Section 1.15 of the Company Disclosure Schedule, none of the assets of the Company is subject to any Liabilities, except: (a) Liabilities under any Contracts specifically disclosed on the Company Disclosure Schedule, (b) Liabilities under Minor Contracts and (c) Liabilities reflected in the Last Balance Sheet or incurred in the ordinary course of business after the Last Balance Sheet Date and reflected in the books and records of the Company.
     1.16 Insurance. The Company has provided the Purchaser with a summary of all policies or binders of insurance held by or on behalf of the Company specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. To the knowledge of the Company and Shareholders, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     1.17 Employee Relations. Except as disclosed in Section 1.17 of the Company Disclosure Schedule, the Company is not (a) a party to, involved in or, to the knowledge of the Company and Shareholders, threatened by, any labor dispute or unfair labor practice charge relating to the Company or (b) currently negotiating any collective bargaining agreement with any employees of the Company, and the Company has not experienced any work stoppage by any of its employees during the three years immediately preceding the execution of this Agreement.
     1.18 Warranties. All goods sold or distributed by the Company were of merchantable quality, and, except as set forth in Section 1.18 of the Company Disclosure Schedule, neither the Company nor Shareholders has any knowledge that the Company has breached any express or implied warranties in connection with the sale or distribution of such goods, except for breaches that have been resolved without any further liability on the part of the Company and/or that, individually and in the aggregate, would not have a Material Adverse Effect. The Company has provided the Purchaser with a description of the Company’s warranties applicable to any goods that have been sold or distributed by the Company.
     1.19 Customers, Distributors and Suppliers. The Company uses commercially reasonable efforts to maintain, and currently maintains, good working relationships with its customers, distributors and suppliers. Section 1.19 of the Company Disclosure Schedule lists any Contracts (excluding Minor Contracts) relating to the operation of the Company with customers or distributors or former customers or distributors of the Company that have been terminated or canceled during the two-year period prior to the date hereof. Section 1.19 of the Company Disclosure Schedule also contains a list of the names of each of the Major Customers and Major Distributors of the Company. Except as disclosed in Section 1.19 of the Company Disclosure Schedule, none of such Major Customers or Major Distributors has given the Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company, and none of such customers or distributors is, or has been during the two-year period immediately preceding the execution of this Agreement, a related party to the Company. Section 1.19 of the Company Disclosure Schedule also contains a list of the names of the Major Suppliers of components of and materials used in the manufacture of the products of the Company. None of such Major Suppliers has given the Company written notice, or to the knowledge of the Company or Shareholders, any other notice, terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company.
     1.20 Finder’s Fees. No Person retained by the Company is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.
     1.21 Transactions with Certain Persons. Except as set forth in Section 1.21 of the Company Disclosure Schedule, no officer or director of the Company or any of its Affiliates, no employee of the Company or any of its Affiliates and, to the knowledge of the Company and

Shareholders, no member of any such person’s immediate family is presently a party to any material transaction with the Company or any of its Affiliates relating to the businesses of the Company or any of its Affiliates, including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services as officers, directors or employees of the Company or its Affiliates) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a stockholder, officer, director, trustee or partner.
     1.22 No Prior Agreements Relating to Sale. Except for this Stock Purchase Agreement and the Company Disclosure Schedule entered concurrently herewith, Purchaser, the Company and each Stockholder hereby acknowledges and agrees that there are no valid or enforceable documents contracts, warranties or agreements of any sort whatsoever between Purchaser and the Company which serve to bind Purchaser or the Company to this proposed stock purchase transaction or otherwise relates thereto, all prior alleged agreements, contracts and writings between the Purchaser and the Company on the subject matter hereof being null and void. This Agreement and the Company Disclosure Schedule sets forth the entire understanding of the parties with respect to the subject matter hereof, shall supersede all previously alleged existing agreements between Purchaser and the Company concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.
     1.23 Accuracy of Information. No representation or warranty by the Company or Shareholders in any Transaction Document expressly listed in this Agreement, and no information contained therein, is false or misleading in any material respect, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.
II. Representations and Warranties of the Stockholders.
     Each of the Stockholders, to the best of his or her knowledge, severally represents and warrants to the Purchaser and to the other Stockholders with respect to himself/herself and the shares of Company Common Stock set forth opposite the name of such Stockholder on Schedule I as follows:
     2.01 Authorization. Such Stockholder has the requisite power and authority to execute and deliver the Transaction Documents expressly listed in this Agreement to which such Stockholder is or will be a signing party and to perform the Transactions to be performed by such Stockholder. The Transaction Documents to be unanimously executed by all Stockholders after the date hereof will constitute, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as such enforceability may be limited by general equitable principles and by bankruptcy, moratorium, insolvency, fraudulent conveyance or similar laws.
     2.02 Ownership of Company Common Stock and Related Matters. Such Stockholder is the owner of record and the sole beneficial owner of all shares of Company Common Stock set forth opposite the name of such Stockholder on Schedule I hereto and has good and marketable title to such shares, free and clear of all Encumbrances. No Person has any right or option to purchase or acquire such shares of Company Common Stock owned by such Stockholder, except as provided for in the January 25, 2001 Shareholder Agreement and this Agreement.
     2.03 S Corporation Status. No action has been taken by such Stockholder, or to the knowledge of such Stockholder by any other Stockholder, that may result in the revocation of any Subchapter S election made by the Company referred to in Section 1.05(j).
     2.04 Consents and Approvals. The unanimous written approval of all the Company’s Stockholders is required for entry of this Agreement, any and all modifications to this Agreement, and any and all Transaction Documents to which the Company is or will be a party. Neither the execution and delivery by such Stockholder of the Transaction Documents expressly listed herein to which such Stockholder will be a party, nor the performance of said Transactions to be performed by such Stockholder, will require any additional filing, notice, consent, waiver or approval or constitute a Default under (a) any Legal Requirement or Court Order to which such Stockholder is subject, or (b) any Contract, Governmental Permit or other document to which such Stockholder is a party.
III. Representations and Warranties of the Purchaser.
     The Purchaser represents and warrants to the Company and the Stockholders as follows:
     3.01 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as it is now being conducted, to own the shares of Company Common Stock and carry on the business of the Company as currently operated and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Company is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Company is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect.
     3.02 Authority. The Purchaser has the requisite power and authority as well as the ready and available closing Purchase Price proceeds to execute and deliver the Transaction Documents to which it will be a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by the Purchaser has been duly authorized by all necessary corporate action. The Transaction Documents to be executed unanimously by all Company Stockholders, the Company and Purchaser related to this stock purchase transaction after the date hereof shall constitute the sole and exclusive valid and binding obligations of the Company, Stockholders and Purchaser related to this transaction, (except for any employment or consulting agreements also entered into by Purchaser with any individual Stockholders commencing in term after the successful completion of this stock purchase transaction), enforceable against it in accordance with their terms, except as such enforceability may be limited by general equitable principles and by bankruptcy, moratorium, insolvency, fraudulent conveyance or similar laws. Any and all documents or purported agreements which may have been previously entered into related to this stock purchase transaction but which have not been unanimously signed by all Stockholders are hereby acknowledged to be void and unenforceable. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of the Purchaser

(collectively, the “Purchaser Charter Documents”) have been made available to the Company. The Purchaser is not in violation of any Purchaser Charter Documents.
     3.03 Consents and Approvals. For this Agreement and the expressly listed Transaction Documents to be valid and legally enforceable upon the Purchaser, neither the execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser will be a party, nor the performance of the Transactions to be performed by the Purchaser, will require any additional consent or approval from the Purchaser, notice, filing, waiver or constitute a Default under (a) any Legal Requirement or Court Order to which the Purchaser is subject, (b) the Charter Documents or by-laws of the Purchaser or (c) any Contract, Governmental Permit or other document to which the Purchaser is a party.
     3.04 SEC Documents.
     (a) The Purchaser has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 30, 1997 (collectively, the “Purchaser Reports”). As of their respective dates, the Purchaser Reports, and any such reports, forms and other documents filed by the Purchaser with the SEC after the date of this Agreement: (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (iii) of the preceding sentence shall not apply to any misstatement or omission in any Purchaser Report filed prior to the date of this Agreement that was superseded by a subsequent Purchaser Report filed prior to the date of this Agreement that specifically corrected such misstatement or omission in the applicable Purchaser Report.
     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Purchaser and its subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Purchaser Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Purchaser and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.
     3.05 INTENTIONALLY OMITTED.
     3.06 Representations of the Company and the Stockholders. The Purchaser is not relying on any representations or warranties of the Company or any Stockholder, except for the representations and warranties expressly set forth herein, as modified by the Company Disclosure Schedule. Purchaser agrees and acknowledges that this Agreement and all Transaction Documents associated therewith shall require the unanimous execution by all Stockholders.

     3.07 Finder’s Fees. No Person retained by the Purchaser is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.
     3.08 The Purchaser and Company hereby agree that they shall not contractually preclude any of their supplier, customers or vendors from transacting business with Maria Sanchez or Fransico Perez (either in their own name or in the name of any business employing them) in this same industry, consistent with Section 7.09.
IV. Purchase and Sale of the Company Common Stock.
     4.01 Terms of the Purchase and Sale. On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:
     (a) Each Stockholder, based upon the same agreement entered hereby unanimously by all other Company Stockholders, agrees to sell, assign, transfer and convey to the Purchaser at the Closing all of the shares of Company Common Stock set forth opposite the name of the respective Stockholder on Schedule I hereto. A material provision of this Agreement is that all Company stock shares are being sold to Purchaser at closing by all Company Stockholders. Each Stockholder shall deliver to the Purchaser at the Closing certificates representing the shares of Company Common Stock owned by such Stockholder, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer. Purchaser shall be solely responsible for payment of stock transfer documentary stamp taxes, if any.
     (b) In consideration for the purchase of the shares of Company Common Stock referred to in Section 4.01(a), the Purchaser agrees to pay to the Stockholders the Purchase Price for their Company stock shares in the combined aggregate amount of TWO MILLION ONE HUDRED THOUSAND DOLLARS ($2,100,000.00) U.S., in the specific division of Purchase Price payments to each Stockholder as expressly listed on Schedule 2. The time for payment to each Stockholder of the Stockholder’s respective Purchase Price shall be as expressly stated in Schedule 2 hereof. The Purchase Price shall be subject to adjustment in accordance with Section 4.03 hereof. Notwithstanding, the preceding sentence or anything else contained in this Agreement or any other Transaction Document, under no circumstances shall this Stock Purchase Agreement be completed and any stock transferred by any Stockholder, unless Stockholders Maria Sanchez (“M. Sanchez”) and Francisco Perez (“F. Perez”) receive at or prior to closing of this transaction from Purchaser the net amount of the Purchase Price owed to M. Sanchez and F. Perez after the expresssly allowed adjustment of the entire Purchase Price permitted under Section 4.03 hereof. The Purchase Price payment to M. Sanchez and F. Perez shall be delivered no later than the Closing Date, in U.S. cash or via confirmed wire transfer of immediately available funds to the bank account designated in writing by M. Sanchez and F. Perez, along with payment to them on the Closing Date in cash or cash equivalent of any other compensation for future services pursuant to a Consulting Agreement agreed to by Purchaser. Time is of the essence to all of the terms of this Agreement, and particularly in respect to the Purchase Price payment provisions and Closing Date provisions of this Agreement.

     4.02 The Closing Date. The closing of the transactions contemplated by Sections 4.01(a) and 4.01(b) shall take place at the offices of Jas Diagnostics Inc., local time, no later than May 30, 2008 (the “Closing Date”). The closing of the transactions contemplated by Section 4.02 is herein called the “Closing,” and the date of the Closing is herein called the “Closing Date.” Any and all extensions of time for the Closing Date must first be approved in writing by each and every Company Stockholder, which approval may not be unreasonably withheld and notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that there shall be no extensions of the Closing Date beyond June 3, 2008.
     4.03 Purchase Price Adjustment.
     (a) Purchaser shall be obligated to close this transaction on or before the Closing Date. The aggregate Purchase Price of $2,100,000.00 shall be subject to adjustment on the Closing Date by reduction of the Purchase Price solely in the amount of the Company’s Unpaid Liabilities as of May 28, 2008 (as that term is expressly defined in Schedule 2, strictly limited to the accounts or types of accounts listed under Section 1.22 of the Company Disclosure Schedule). Purchaser’s failure to close this transaction on the Closing Date shall, at the election of the Company and/or any individual Stockholder, serve to void this entire stock purchase transaction, this Agreement and all Transaction Documents entered concurrently or subsequently by the parties relating hereto, except for the confidentiality obligations contained in Section 8.04 hereof, pursuant to the terms of Section 4.02 above.
     4.04 Indemnification of Stockholders Subsequent to Closing for Company’s Liabilities.
     The parties hereby agree and acknowledge that Purchaser will perform Purchaser’s due diligence during the Due Diligence Period through the Closing Date and that Purchaser is a sophisticated and knowledgeable participant in the business industry. The Purchase Price is subject to adjustment strictly and exclusively pursuant to the terms specified in Section 4.03 above, based upon Purchaser’s agreement that the amounts being deducted from the Purchase Price shall be the sole payment responsibility of the Company. Purchaser and the Company hereby agree and warrant to each Stockholder that Purchaser and the Company shall ensure full payment on the Closing Date of any and all Company debts and liabilities which are personally guaranteed by Maria Sanchez and/or Francisco Perez, including the Company’s Bank Atlantic $100,000.00 Line of Credit, having a balance owing in the amount of $17,581.96 as of May 28, 2008 (the “Bank Atlantic Line of Credit Debt”). Purchaser and Company shall provide at Closing confirmed wire transfer confirmation of the full payment of the Bank Atlantic Line of Credit Debt and the President of Company shall deliver at the Closing via confirmed fax delivery to the Company’s Bank Atlantic bank Officer written confirmation on behalf of the Company requiring the immediate termination of the Bank Atlantic Line of Credit Debt and no further debt shall be incurred on that closed account. Likewise, on the Closing Date Purchaser and Company shall diligently proceed to obtain the full and unconditional release from any and all guarantees, debts and liability of each Stockholder arising from the lease agreement (and all modifications thereof) between Company and the Company’s landlord for the commercial space used by Company (hereafter, the “Landlord’s Release”). Purchaser and Company hereby warrant that they shall deliver to each Stockholder written confirmation of the Landlord’s Release no later than 30 days from the Closing Date. All other debts and liabilities of the Company which are not personally guaranteed by a Stockholder, shall be timely paid by the Company in the normal course of the Company’s business. Purchaser and the Company agree and warrant that they shall relieve and fully indemnify Francisco Perez and Maria Sacnchez of all debts and liabilities existing for the Company’s Unpaid Liabilities. Accordingly, notwithstanding anything to the contrary contained or which may be interpreted in any other provision to this Agreement or any Transaction Documents entered in connection therewith, as a material portion of the consideration being provided hereby to each Stockholder for closing this transaction, Purchaser hereby additionally agrees and warrants to fully and completely indemnify and hold each Stockholder harmless from any and all Company liabilities existing and unpaid by the Company as of the Closing Date and arising at any time in the future thereafter, with the sole and exclusive exception from this indemnification obligation of the Company and Purchaser as to each respective Stockholder for: (1) any Company liability which was known to exist but undisclosed by the Stockholder to Purchaser; or (2) a knowing and intentional violation of any representation or warranty made by the respective Stockholder in this Agreement. Purchaser’s and the Company’s indemnification obligations provided to Stockholders following the Closing Date under this Section 4.04, shall include but not be limited to any and all claims, damages, (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, liabilities, lawsuits, administrative proceedings, costs of defense incurred by Stockholders for any indemnified third-party claims raised against the Stockholder (including attorneys fees and court costs and expenses), costs, court costs, attorneys fees, pre-judgment interest at the prevailing prime market rate, post-judgment interest and all post-judgment collection costs, attorneys fees and expenses, through trial and all levels of appeal. The obligations under this Section 4.04 shall survive the closing of this transaction.
INTENTIONALLY OMITTED.
INTENTIONALLY OMITTED
     4.05 INTENTIONALLY OMITTED.
V. Conditions to Obligations of the Purchaser.
     Except for the confidentiality obligations contained in Section 8.04 hereof (which confidentiality obligations shall survive any termination of this Agreement),the obligation of the Purchaser under this Agreement to close this transaction are subject, at the option of the Purchaser, to the following conditions:
     5.01 Accuracy of Representations and Compliance with Conditions. All representations and warranties of the Company and each Stockholder as contained in this Agreement shall be accurate in all material respects when made and, in addition, unless the context otherwise requires, shall be accurate as made as of the Closing as though such representations and warranties were then made in exactly the same language by the Company and each respective Stockholder. As of the Closing, the Company and each of the Stockholders shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required by this Agreement and the other Transaction Documents to be performed and complied with by any of them at or before such time, all of the Transaction Documents shall have been duly authorized, executed and delivered by the parties thereto and, upon execution thereof by the Purchaser, shall be in full force and effect, and the Purchaser shall have received certificates executed by the chief executive officer of the Company and by the Stockholders dated the Closing Date, to those effects, in form and substance stated in this Section 5.01.
     5.02 Opinions of Counsel. An opinion of counsel letter on behalf of the Company shall be provided to Purchaser on the Closing Date in the form attached hereto as Schedule 5.
     5.03 Other Closing Documents. The Stockholders shall have delivered to the Purchaser at or prior to the Closing such other documents (including certificates of the secretary and other officers of the Company) as contained in Schedule 6 hereof.
     5.04 Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the Transactions contemplated by this Agreement and the other Transaction Documents, or to obtain substantial damages with respect thereto.
     5.05 No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order or decree proposed, promulgated, enacted, entered, enforced or applicable to the Transactions contemplated by this Agreement and the other Transaction Documents by any Governmental Body, including the entry of a preliminary or permanent injunction, which: (a) makes any of the Transactions contemplated by this Agreement illegal, (b) requires the divestiture by the Purchaser of any of the shares of the Company Common Stock to be sold pursuant to this Agreement or of a material portion of the business of the Purchaser or of the Company or (c) otherwise prohibits or restricts the consummation of any of the Transactions contemplated by this Agreement.
     5.06 No Claims Regarding Stock Ownership or Sale Proceeds. There shall not have been made or threatened by any Person any Claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in the Company or (b) is entitled to all or any portion of the purchase price payable to the Stockholders hereunder.
     5.07 INTENTIONALLY OMITTED.
     5.08 Tangible Net Worth. The Company and the Stockholders shall have delivered the Closing Balance Sheet to the Purchaser.
     5.09 Required Consents. Each of the Required Consents contained in Schedule 7 hereof shall have been obtained and shall be in full force and effect.

     5.10 Resignations. All directors of the Company shall have resigned at or prior to the Closing as directors and members of all committees of the Board of Directors in writing effective immediately after the Closing. All officers of the Company shall have resigned at or prior to the Closing in writing effective immediately after the Closing subject to acceptance by the Purchaser.
     5.11 INTENTIONALLY OMITTED
     5.12 Employment and Consulting Agreements. The Purchaser shall have received at or prior to the closing from David Johnston and Vivian Alvarez an Employment Agreement. Maria Sanchez and Francisco Perez shall have received at or prior to the closing from Purchaser a fully executed Consulting Agreement and payment therefore.
VI. Conditions to the Obligations of the Company and the Stockholders.
     The obligations of the Company and each Stockholder under this Agreement to close this transaction are subject, at the option of the Company and the Stockholders, to the following conditions:
     6.01 Accuracy of Representations and Compliance with Conditions. All representations and warranties of the Purchaser contained in this Agreement shall be accurate in all material respects when made and, in addition, unless the context otherwise requires, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Purchaser. As of the Closing, the Purchaser shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required by this Agreement and the other Transaction Documents to be performed and complied with by it at or before such time, all of the Transaction Documents shall have been duly authorized, executed and delivered by the parties thereto and, upon the execution thereof by the Company and the Stockholders, will be in full force and effect, and the Company and the Representative shall have received a certificate executed by the chief executive officer of the Purchaser, dated the Closing Date, to those effects, in form and substance reasonably satisfactory to the Company and the Representative on behalf of the Stockholders.
     6.02 Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the Transactions contemplated by this Agreement and the other Transaction Documents, or to obtain substantial damages with respect thereto.
     6.04 Employment and Consulting Agreements. David Johnston and Vivian Alvarez shall have received at or prior to the closing from Purchaser a mutually agreeable fully executed Employment Agreement. Maria Sanchez and Francisco Perez shall have received at or prior to the closing from Purchaser a mutually agreeable fully executed Consulting Agreement and full payment therefore. This is a material provision to this entire Agreement.
     6.05 Other Closing Documents. The Purchaser and/or Company shall have delivered to the Stockholders at or prior to the Closing such other documents (including but not limited to confirmation of wire transfer payments required herein, confirmation of Company’s closure of the Bank Atlantic Credit Line, correspondence to the Company’s Landlord seeking full release from liability for all Stockholders from Company commercial lease, certificates of the secretary and other officers of the Purchaser) as the Stockholders may reasonably request in order to carry out the provisions of this Agreement.
     6.06 Secretary’s Certificate. The Purchaser shall have delivered to the Company at or prior to the Closing a certificate of the secretary or assistant secretary of the Company certifying the resolutions of the Board of Directors approving the Transactions.
     6.07 Payment by Seller. The Purchaser shall have paid all sums required from Purchaser under Article IV (Purchase and Sale of Company Stock) of this Agreement, the Company shall have paid all liabilities required to be paid as of Closing and closed the Bank Atlantic Line of Credit required under Section 4.04 and the release of personal liabilities of the Stockholders to the Company’s commercial lease has been requested in writing from the Landlord (with Purchaser and Company to provide actual releases from the Landlord within 30 days of the Closing).
     6.08 Satisfaction of other Covenants. The covenants and obligations of the parties contained in Sections 7.05 and 7.08 are satisfied at Closing
VII. Covenants and Agreements of the Company and the Stockholders.
     The Company and the Stockholders covenant and agree as follows:
     7.01 Access. Strictly subject to the terms of the confidentiality provisions contained herein under Section 8.04, which provisions shall survive any termination of this Agreement, until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IX or otherwise (the “Release Time”), the Company will afford, upon reasonable notice during normal business hours, and Shareholders will cause the Company to afford, expressly mutually agreed to designated officers, employees, counsel, agents, investment bankers, accountants and other representatives of the Purchaser and lenders, investors and prospective lenders and investors free (subject to the confidentiality provisions) and full access to the plants, properties, books and records of the Company, will permit them to make extracts from and copies of such books and records and will from time to time furnish the Purchaser with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities or future prospects of the Company as the Purchaser from time to time may reasonably request, subject to the terms of the confidentiality provisons under Section 8.04. Until the Release Time, the Company and Shareholders will use all reasonable efforts to cause the independent certified public accountants of the Company to make available to the Purchaser and its independent certified public accountants the work papers relating to the audits of the Company referred to in Section 1.04. HOWEVER, NOTWITHSTANDING ANYTHING TO THE CONTRARY THAT MAY BE INTERPRETED IN THIS SECTION 7.01 OR ELSEWHERE IN THIS AGREEMENT, PURCHASER HEREBY AGREES AND ACKNOWLEDGES THAT:

          (1) Maria Sanchez shall be required to be present at all times during the disclosure of any and all Company books and records or to have actually pre-approved information being inspected by Purchaser;
          (2) If Purchaser and Maria Sanchez disagree respecting the release of any specific Company books and records, then Purchaser shall make written request therefore, specifically identifying what records it seeks to review, for further consideration by all the Stockholders. Purchaser’s sole and exclusive remedy if it is unable to obtain the unanimous written agreement of all Stockholders as to the release of any specific information, is to terminate this transaction. Purchaser is a sophisticated commercial actor in the subject industry and it is cable of determining whether it possesses sufficient information to proceed with the transaction, without complaint or reservation as to information which purchaser is provided to inspect. Purchaser acknowledges that these reservations are intended to protect the Company’s trade secrets and Confidential Information from disclosure, even to Purchaser.
          (3) Purchaser has already been presented lists of the Company’s accounts receivables and accounts payable, which information shall be treated as the Company’s Confidential Information. The Company’s trade secrets and most Confidential Information may not be further released to Purchaser, absent CONCURRENT AND EXPRESS WRITTEN WAIVER thereof as to specific information by Stockholders Maria Sanchez and David Johnston. Any inforation so released shall be strictly subject to the confidentiality provisions under Section 8.04 of this Agreement. No copies whatsoever, via electronic form, paper or otherwise, shall be made by or for Purchaser of the Company’s product formulas or formulation process until and unless a successful closing is completed pursuant to the terms of this Agreement. Notwithstanding anything to the contrary that may be interpreted in this Agreement, the Company’s formulas and formulation process shall not be disclosed to Purchaser for Purchaser’s review (without copying) until the parties are ready to close on the Closing Date.
     7.02 Conduct of Business. Except as otherwise reasonably requested by the Purchaser in writing, until the Release Time, the Company will, consistent with past practice, use all reasonable efforts to preserve the business operations of the Company intact, to keep available the services of the Company’s present personnel, to preserve in full force and effect the Contracts, agreements, instruments, leases, Governmental Permits, arrangements and understandings of the Company, and to preserve the good will of the Company’s suppliers, customers, employees and others having business relations with the Company. Until the Release Time, the Company will conduct its business and operations in all respects only in the ordinary course consistent with past practices.
     7.03 Advice of Changes. Until the Release Time, the Company and Shareholders will promptly advise the Purchaser in a written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or any of the Transaction Documents that (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.
     7.04 Confidentiality. Through the Closing Date, the Company and Shareholders shall take appropriate measures, consistent with legal requirements for the protection of the Company’s trade secrets and Confidential Information (as further defined in Section 8.04 below and the Company Disclosure Schedule 1.23, to ensure that all Confidential Information of the Company shall not be published, disclosed or made accessible by any of them to any other person or entity at any time or used by any of them except in the business and for the benefit of the Company. Subsequent to the successful completion of this stock purchase transaction on the Closing Date, the Shareholders shall govern themselves in accordance with the terms of the Noncompetition provisions contained in Section 7.09 below.
     7.05 Public Statements. Before the Purchaser, the Company or Shareholders shall release any information concerning this Agreement or any of the Transaction Documents or the transactions contemplated by this Agreement that is intended for or may result in public dissemination thereof, they shall cooperate with each other, shall furnish drafts of all documents or proposed oral statements to each other for comments, and shall not release any such information without the written consent of the other, except to the extent that the other party may be obligated to do so under law. Nothing contained herein shall prevent any party from releasing any information to any Governmental Body if required to do so by law. However, that the party subject to such requirement shall give the other party prompt written notice in order to allow that party to take whatever action it deems necessary to protect its information. Notwithstanding anything that may be interpreted to the contrary in this Section 7.05, nothing contained herein shall be interpreted as an agreement for any party to forebear from utilizing the documents related to this Agreement for purposes of bringing any claim in a competent court of law upon any dispute which cannot be amicably resolved. Immediately following the Closing, the Company shall deliver on Company letterhead correspondence to the Company’s stakeholders, including its customers, vendors and suppliers, which notifies the stakeholders of the consummated sale and the fact that Maria Sanchez and Francisco Perez have left the Company in order to pursue other opportunities, as stated in the attached Schedule 4.
     7.06 Other Proposals. Until the Release Time, the Company and the Stockholders shall not, and shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of any of them, to: (a) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as hereinafter defined); (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of the Company to, any person or entity in connection with any Takeover Proposal; (c) negotiate with any person or entity with respect to any Takeover Proposal; or (d) enter into any agreement or understanding with the intent to effect a Takeover Proposal. The Company and Shareholders will promptly give written notice to the Purchaser of the details of any Takeover Proposal of which either of them becomes aware. Failure to close this transaction by the Closing Date shall fully relieve the Company and the Shareholders of the restraints under this Section 7.06.
     7.07 Consents Without Any Condition. Neither the Company nor Shareholders shall make any agreement or reach any understanding that could have a Material Adverse Effect on the Company or the Purchaser as a condition for obtaining any consent, authorization, approval, order, certificate or Governmental Permit required for the consummation of the Transactions contemplated by this Agreement, unless such agreement or understanding is approved in writing by the Purchaser, which approval shall not be unreasonably withheld or delayed.
     7.08 Mutual General Release by the Parties. If the Closing takes place as expressed in this Agreement, effective upon the Closing, each party hereto (each Stockholder, the Company and Purchaser) fully and unconditionally releases and discharges all claims and causes of action which each party has against each other party, or such other party’s heirs, personal representatives, successors or assigns ever had, now have, or hereafter may have through the Closing Date, which arose on or prior to the Closing Date, against the other parties to this transaction, and, when acting as such, their respective officers, directors, employees, counsel, agents and stockholders, in each case past, present, or as they may exist for any claims arising through the Closing Date and each person, if any, who controls, controlled, or will control any of them within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, except claims and causes of action arising out of, based upon, or in connection with this Agreement or any of the other Transaction Documents.
     7.09 Noncompetition. If the Closing takes place, the Stockholders agree, in consideration of the obligations of the Purchaser hereunder:
     (a) For a period of two years after the date of the Closing He/she will not solicit or sell to any existing JAS customers any of the products that JAS already manufactures (“JAS Manufactured Products”). A list of the existing customers and the JAS Manufactured Products is attached to the Agreement as Schedule 3.
     (b)If a company that he/she chooses to work for is already selling products (which may be similar in type or purpose to JAS Manufactured Products but which shall not be the same formulation as JAS Manufactured Products) to JAS customers, he/she will nevertheless be free to sell such other products for that company to any JAS customers.
     (c) He/she will only not be permitted to sell the specific JAS Manufactured Products to the existing JAS customers. This provision takes into account the fact that competing companies in fact already do sell similar products to JAS customers.
     (d)He/she and any company which employs them will be free to sell any and all other types of products to anyone, including but not limited to JAS customers.
     (f) He/she will be entitled to sell even JAS Manufactured Products which he/she (or their future employer) manufacture, without any participation of or compensation to JAS, to any customers who are not current JAS customers.
     (g)Participate In (as hereinafter defined) any other business or organization that at any time during the two-year period after the date of the Closing uses a name containing either the word “JAS” or words similar to or susceptible of confusion with the word “JAS” or any combination or abbreviation thereof;

     (h)For a period of two years after the date of the Closing, he/she will not directly or indirectly reveal to third parties for which the Stockholder is not employed, the name of, interfere with already existing Company contracts, or contractually and legally preclude from doing business with the Company any of the Company’s existing suppliers, customers or employees. Notwithstanding the foregoing, nothing contained herein is intended to preclude Maria Sanchez or Francisco Perez, from utilizing the Company’s suppliers and/or dealing with the Company’s customers as part of the future business endeavors of Maria Sanchez or Fransico Perez (either in their own name or in the name of any business employing them) in this same industry, as long as such future business endeavors comply with the provisions contained under Section 7.09.
     (i)For a period of two years after the date of the Closing, he/she will not directly or indirectly for any third party business which the Stockholder controls or has a controlling interest in, employ any person who, at any time up to the date of the Closing, was an employee of the Company , except Maria Sanchez and Francisco Perez may work together.
     7.10 The Stockholders agree that the provisions of this Section 7.09 are necessary and reasonable to protect the Company and the Purchaser in the conduct of their businesses. If any restriction contained in this Section 7.09 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. Nothing set forth in this Section 7.09 shall prohibit activities engaged in or services performed for the Company. None of the above restrictions survive the end of the 2 year non-compete term.
     7.11 Voting by the Stockholders. Each Stockholder agrees that until the Release Time, such Stockholder will vote all securities of the Company which he/she is entitled to vote against (a) any merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, (b) any sale of assets of the Company outside the ordinary course of business, (c) any stock split, stock dividend, or reverse stock split relating to any class or series of the Company’s capital stock, (d) any issuance of any shares of capital stock of the Company, any option, warrant or other right calling for the issuance of any such share of capital stock, or any security convertible into or exchangeable for any such share of capital stock, (e) any authorization of any other class or series of stock of the Company, or (f) the amendment of the Charter Documents or the by-laws of the Company.
     7.12 INTENTIONALLY OMITTED.
     7.13 Company Tax Returns.
     (a) The Stockholders and the Company’s Officers and Directors, shall cause to be prepared and timely filed all Returns required to be filed by or on behalf of the Company for taxable periods ending on or before the Closing Date. Such returns will be prepared in a manner consistent with past practice. The Stockholders shall deliver the originals of those returns to the

Purchaser for its review and approval (which shall not be unreasonably withheld). The Purchaser shall cause each of the returns to be signed by an appropriate officer of the Company and shall then cause the signed returns to be returned to the Company within an appropriate amount of time so as to permit the timely filing of such returns by the Company on behalf of the remaining Stockholders. The Stockholders shall be responsible for the payment of any Taxes due with respect to such returns.
     (b) The Purchaser shall cause to be prepared and timely filed all Returns required to be filed by or with respect to the Company for all taxable periods ending after the Closing Date and shall be responsible for the payment of any Taxes due with respect to returns that begin and end after the Closing Date. With respect to any periods that begin on or before and end after the Closing Date, the Stockholders will be responsible for the payment of any Taxes due that relate to the portion of the taxable period up to and including the Closing Date and the Purchaser will be responsible for the payment of any Taxes due that relate to the portion of the taxable period after the Closing Date.
     (c) (1) All Tax Returns of the Company described in Section 7.13(a) and (b) hereof shall be prepared and, where applicable, filed on the basis of a taxable period ending at the Closing Date, unless clearly otherwise required by applicable Tax law.
          (2) Any Taxes for any such period that are measured or measurable in whole or in part by reference to net or gross income or receipts, capital expenses, or compensation expenses shall be allocated based on the net or gross income or receipts, capital expenses, or compensation expenses actually earned or incurred for the portion of such period before and including, and after, the Closing Date, respectively, as determined from the books and records of the Company, as if a taxable period ended on the Closing Date, so that (I) the portion of such Taxes so allocable to the portion of any such period from the beginning of such period up to and including the Closing Date shall be for the account of the Stockholders and (II) the portion of such Taxes so allocable to the portion of such period after the Closing Date to the end of such period shall be for the account of the Purchaser.
     (d) The Stockholders, on the one hand, and the Purchaser, on the other hand, shall provide reasonable cooperation to each other in connection with (i) the preparation of and filing of any Return, Tax election, Tax consent or certification, or any claim for refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of (A) Taxes of the Company or (B) Taxes of the Stockholders resulting from the Subchapter S status of the Company. The parties will preserve all information, records or documents relating to the liability for Taxes of the Company or of a Stockholder (provided, however, as to a Stockholder, such information, records or documents relate, in whole or in part, to the Company) until the expiration of any applicable statute of limitations or extensions thereof.
     7.14 INTENTIONALLY OMITTED
     7.15 Inventory Value Adjustment. Promptly after the completion of the observation of the Company’s inventory the Company, Shareholders and the Purchaser shall mutually agree on a value of the inventory as of the Closing Date and such amount shall be reflected on the Closing Balance Sheet as prepared in accordance with Section 4.03(a) of this Agreement.
     7.16 Reasonable Efforts. Between the date of this Agreement and the Closing Date, the Company and each of the Stockholders shall use all reasonable efforts to cause the conditions in Articles V and VII hereof to be satisfied.
VIII. Covenants and Agreements of the Purchaser.
     The Purchaser covenants and agrees as follows:
     8.01 Financing. The Purchaser has sufficient funds necessary to consummate the transactions contemplated hereby in the aggregate amount of $2,100,000 at the Closing, for the Closing Date.
     8.02 Employee Matters. The Purchaser agrees that it shall provide at Closing to David Johnston and Vivian Alvarez fully executed mutually agreeable Employment Agreements and Purchaser shall provide at Closing to Maria Sanchez and Francisco Perez, mutually agreeable fully executed Consulting Agreements that shall be paid by the Company in full at the Closing.
     8.03 Reasonable Efforts. Between the date of this Agreement and the Closing Date, the Purchaser will use all reasonable efforts to cause the conditions in Articles VI and VIII hereof to be satisfied.
     8.04 Confidentiality Obligations of Purchaser. Purchaser, on behalf of itself, all parent and subsidiary companies and affiliates of Purchaser and all officers, employees, shareholders, owners, partners, counsel, agents, investment bankers, accountants and other representatives of the Purchaser and lenders, investors and prospective lenders and investors (hereafter, “Affiliated Parties”), hereby warrants and covenants to Company and to each Stockholder that SOLELY AND EXCLUSIVELY WITH THE EXCEPTION OF PURCHASER’S CONDUCTING PURCHASER’S DUE DILIGENCE PURSUANT TO THE CONFIDENTIALITY TERMS CONTAINED IN THIS AGREEMENT, Purchaser and its Affiliated Parties shall not NOW OR EVER utilize or disclose or permit to be utilized or disclosed for any purpose whatsoever (financial gain or otherwise) any portion of the Company’s trade secrets and/or Confidential Information, unless and until this stock purchase transaction is successful closed and the Stockholders are paid pursuant to the payment terms contained in Section 4 and Schedule 2 hereof. Purchaser shall be contractually bound to the Company and each Stockholder for purposes of Purchaser’s obligations to maintain the confidentiality of and to not in any wise ever profit from the Company’s trade secrets and Confidential Information, unless and until this stock purchase transaction is successful completed. Notwithstanding anything to the contrary that may be stated in any other portion of this Agreement, any Transaction Documents or in any other writing, all of the Purchaser’s confidentiality and indemnification obligations pursuant to this Section 8.04 shall forever survive the termination of this Agreement, without any respect to any reason or basis for the termination of this Agreement, with the exclusive exceptions that: (1) through no act or failure to act on the part of Purchaser (including by not limited to any officers, employees, counsel, agents, investment bankers, accountants and other representatives of the

Purchaser and lenders, investors and prospective lenders and investors in any way affiliated therewith [hereafter, “Affiliated Persons”]), the subject Confidential Information becomes a part of the public domain; or (2) there exists conclusive evidence beyond a reasonable doubt that the subject Confidential Information was completely independently developed by Purchaser, without knowledge of or reference to the Company’s Confidential Information . Upon any termination of this Agreement for any reason whatsoever, Purchaser hereby covenants that it shall immediately return to the Company or ensure the complete destruction of all documents and files (electronic or otherwise) of each and every copy of any and all Company trade secrets and Confidential Information. The Company’s trade secrets and Confidential Information shall conclusively and irrebutably include, but not necessarily be limited to those items listed or identified in the Company Disclosure Schedule 1.23. The Company’s Confidential Information shall also include any and all information, documents, compilations of information, formulas, product formulations know-how and/or knowledge provided to Purchaser and/or Purchaser’s Affiliated Parties pursuant to Section 7.01 hereof or otherwise by Company and/or any Company Stockholder, employee or agent, either before the date of this Agreement and/or during Purchaser’s due diligence period and/or through the Closing Date or Release Date for this transaction. Purchaser hereby additionally agrees and warrants to fully and completely indemnify, hold each Stockholder harmless and to fully recompense Company and Stockholders from any and all damages suffered by Company and/or Stockholders directly or indirectly as a result of Purchaser’s violation of its obligations contained in this Section 8.04, whether or not the closing occurs, which damages shall include but not be limited to any and all claims, lost profits, damages, (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, liabilities, lawsuits, administrative proceedings, costs of prosecution/defense incurred by Company and/or Stockholders (including attorneys fees and court costs and expenses), costs, court costs, attorneys fees, pre-judgment interest at the prevailing prime market rate, post-judgment interest and all post-judgment collection costs, attorneys fees and expenses, through trial and all levels of appeal. The parites hereby acknowledge that irreparable harm may well result from a breach of these confidentiality provisions and so they agree to the waiver of the posting of any bond upon the filing of a claim seeking temporary and/or permanent injunctive relief arising from a violation of this Section 8.04.
IX. Termination.
     9.01 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
     (a) by either the Purchaser, the Company or any Stockholder upon written notice if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured within five business days after receipt of notice of such Breach, which notice shall specify the nature of the Breach;
     (b) by (i) the Purchaser if any material conditions in Article V has not been satisfied by the Closing Date or (ii) strictly at the option of the Company or any Stockholder if any material condition in Article VI, VII or VIII hereof has not been satisfied by May 30, 2008 or

Purchaser fails to pay to Stockholders on the Closing Date the full amount of the Purchase Price required on said date according to the terms of Article IV hereof; or
     (c) by mutual consent of the Purchaser, the Company and unanimous approval of the Stockholders at any time.
     9.02 Effect of Termination. Each party’s right of termination under Section 9.01 is in addition to any other rights such party may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Section 8.04 and Section 11.06 shall survive; provided, however, that if this Agreement is terminated by a party because of the material breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its own obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.
X. Indemnification; Remedies.
     10.01 Survival; Right to Indemnification. All representations and warranties in this Agreement, the Transaction Documents, the Company Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement which is signed or expressly approved by all Stockholders shall survive the Closing for a period of two years, except that: (a) the representations and warranties set forth in Sections 1.03, 1.07(a) and 2.02 shall survive the Closing for an indefinite period of time; (b) the representations and warranties set forth in Section 1.05, solely as they relate to federal, state and local income taxes, shall survive the Closing until the expiration of the applicable statutes of limitation relating thereto, respectively; (c) the covenants and warranties under Section 4.04 shall survive forever; and (d) the covenants and warranties under Section 8.04 shall survive forever. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations shall be affected by the actual knowledge of the respective parties derived as the result of disclosure or failure to disclose to said parties of relevant material information concerning such representations, warranties, covenants and obligations at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The written waiver, by the authorized parties required for consent and approval of this Agreement, of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall certainly affect the right to any indemnification or other remedy provided for in this Agreement.
     10.02 Mutual Indemnification and Payment of Damages by Each Respective Party to this Agreement for that Respective Party’s Obligations Hereunder. Subject to Section 10.05 hereof, each respective party to this Agreement shall indemnify and hold harmless the other parties to this Agreement (collectively, the “Indemnified Persons”) for, and shall pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third party claim (collectively

“Damages”), arising, directly or indirectly, from or in connection with: (a) any material Breach of any representation or warranty made by the respective party in this Agreement, any other Transaction Document subsequently approved by all parties, the Company Disclosure Schedule or any other certificate or document delivered by the respective party pursuant to this Agreement; (b) any material Breach by the respective party of any covenant or obligation of the respective party in this Agreement or any other Transaction Document; (c) INTENTIONALLY OMITED; or (d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the respective party (or any Person acting on behalf of either of them) in connection with any of the Transactions.
     10.02 Indemnification and Payment of Damages by the Purchaser. The Purchaser shall indemnify and hold harmless the Stockholders, and shall pay to the Stockholders the amount of any Damages arising, directly or indirectly, from or in connection with: (a) any Breach of any representation or warranty made by the Purchaser in this Agreement, any other Transaction Document or in any certificate delivered by the Purchaser pursuant to this Agreement, (b) any Breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement or in any other Transaction Document, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Purchaser (or any Person acting on its behalf) in connection with any of the Transactions.
     10.03 Limitations on Amount, Time and Remedies. Notwithstanding anything to the contrary set forth in this Agreement or any of the other Transaction Documents, the Stockholders shall have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.02 hereof until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000. In addition, except with respect to breaches of representations and warranties set forth in Sections 1.03, 1.05 (solely as such representations and warranties relate to federal, state and local income taxes), 1.07(a) and 2.02, with respect to which no limits shall apply; (a) the maximum amount of Damages for which the Stockholders shall be obligated to indemnify the Indemnified Persons pursuant to Section 10.02 hereof shall not exceed the net purchase price received by that Stockholder for his/her sale of stock to Pruchaser, (b) the Stockholders shall have no obligations or liability to indemnify any of the Indemnified Persons including the Purchaser for any Damages or Claims for which an Indemnification Notice shall not have been delivered to the party from whom indemnification is sought at or prior to the second anniversary date of the Closing Date, and (c) the right of any of the Indemnified Persons including the Purchaser to indemnification pursuant to Section 10.02 or to seek the equitable remedies of rescission, injunctive relief or specific performance shall be the sole and exclusive remedies for any Damages or Claims arising under or in connection with this Agreement or any of the Transaction Documents, and the sole and exclusive remedies of the Indemnified Persons including the Purchaser in respect thereof shall be to assert a claim and seek the equitable remedies of rescission, injunctive relief or specific performance.

     10.03 Limitations on Amount — Purchaser. The Purchaser shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.04 until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000; however, the limitations set forth in this Section 10.06 shall not apply to any Breach of any of the Purchaser’s representations and warranties of which the Purchaser had knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by the Purchaser of any covenant or obligation, and the Purchaser shall be liable for all Damages with respect to such Breaches.
     10.04 Procedure for Indemnification — Third Party Claims.
     (a) Promptly after receipt by an indemnified party under any indemnification provision contained in this Agreement of notice of the commencement of any Litigation or other Claim against it, such indemnified party shall, if a Claim is to be made against an indemnifying party under such section, give notice (an “Indemnification Notice”) to the indemnifying party of the commencement of such Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except: (a) to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice; or (b) pursuant to the terms of Section 10.03 (b) above, relating to the obligation to deliver to Stockholders an Indemnification Notice prior to the second anniversary date of the Closing Date.
     (b) If any Litigation or other Claim referred to in Section 10.04(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying party of the commencement of such Litigation or Claim, the indemnifying party shall be entitled to participate in such Litigation or Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Litigation or Claim and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Litigation or Claim and provide indemnification with respect to such Litigation or Claim), to assume the defense of such Litigation or Claim with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Litigation or Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Litigation or Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Litigation or Claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of any Litigation or Claim, no compromise or settlement of such Claims may be effected by the indemnifying party without the indemnified party’s consent, which shall not be unreasonably withheld. If notice is given to an indemnifying party of the commencement of any Litigation or Claim and the indemnifying party does not, within 15 business days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Litigation or Claim, the indemnifying party will be bound by any determination made in such Litigation or Claim or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that any Litigation or Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Litigation or Claim, but the indemnifying party will not be bound by any determination of any Litigation or Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     10.05 Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.
XI. Miscellaneous.
     11.01 Further Actions. At any time and from time to time, each party agrees, at its or his expense, to furnish such information, to take such actions and to execute and deliver such documents as any other party may reasonably request to effectuate the purposes and intent of this Agreement, but any and all such documents, if they affect the rights of the Stockholders, must be signed according to the same consent and authorization requirements contained in this Agreement for the unanimous written approval of all Stockholders.
     11.02 Availability of Equitable Remedies. Because a material Breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such Breach or a threatened Breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.
     11.03 INTENTIONALLY OMITTED.
     11.04 Modification. This Agreement and the Company Disclosure Schedule executed concurrently herewith sets forth the entire understanding of the parties with respect to the subject matter hereof, constitute the sole and exclusive Transaction Documents relative to this transaction, shall supersede all existing agreements among the Purchaser and the Company concerning such subject matter, and may be modified only by a written instrument duly executed by each party, except that, notwithstanding anything to the contrary set forth in this Agreement, the confidentiality provisions under Section 8.04 of this Agreement shall survive the termination of this Agreement and remain in full force and effect.
     11.05 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by overnight delivery or courier service or delivered in person or by telecopy against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11.05) with a copy to each of the other parties hereto.

If to the Purchaser:
Drew Scientific, Inc.
Escalon Medical Corp.
435 Devon Park Drive, Building 100
Wayne, PA 19087
Attention: Richard J. DePiano,
Chief Executive Officer
Telecopy: (610) 688-3641
with a copy to:
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103-4196
Attention: Kathleen M. Shay, Esquire
Telecopy: (215) 979-1020
If to the Company:
JAS Diagnostics, Inc
7220 NW 58th Street
Miami, FL 33166
Attention: David H. Johnston
President
Telecopy: 305 418-2321
And an identical, concurrently delivered copy to:
JAS Diagnostics, Inc
7220 NW 58th Street
Miami, FL 33166
Attention: Maria Sanchez, Vice President
Telecopy: 305 418-2321
If to David Johnston
14120 Leaning Pine Drive
Miami Lakes, FL 33014
If to Vivian Alvarez
4824 N.W. 58th MNR
Coconut Creek, FL 33073

If to Marc Andler
21 Northstone Road
Swampscott, MA 01907
If to Maria Sanchez or Francisco Perez:
13140 Coronado Ter
North Miami, FL 33181
With a copy to:
Manuel A. Avila, Esq.
VERNIS & BOWLING OF MIAMI, P.A.
1680 NE 135th Street
North Miami, FL 33181
Telepone (305) 895-3035 /FAX (305) 892-1260
Notice to the estate of any Stockholder shall be sufficient if addressed to the party as provided in this Section 11.05. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address, which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 11.05 shall be deemed given at the time of receipt thereof.
     11.06 Expenses, Prevailing Party Attorneys Fees and Costs. The Purchaser and the Stockholders shall pay its or their own expenses (including, without limitation, legal and accounting fees and expenses) incident to the negotiation and preparation of this Agreement and the other Transaction Documents and to such party’s performance and compliance with the Transactions. Notwithstanding the foregoing, the prevailing party to any dispute arising out of the terms of this Agreement or the subject matter hereof, shall, consistent with the provisions of this Agreement, be entitled to recover from the breaching party or parties payment for all damages, reasonable attorneys fees, court costs and collection fees and costs, prejudgment and postjudgment interest, through trial and all appellate levels.
     11.07 Waiver. Any waiver by any party of a Breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any Breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by an officer of the waiving party.
     11.08 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and permitted assigns and each Stockholder and his/her respective assigns, heirs and personal representatives, and shall inure to the benefit of each Indemnified Person and its successors and assigns (if not a natural person) and his assigns, heirs and personal representatives (if a natural person). The Purchaser may not assign this Agreement to any Person other than a wholly owned subsidiary of the Purchaser without the prior written consent of the other parties hereto; provided, however, that upon any allowed assignment, the assignee and the Purchaser shall also remain fully liable for the performance of all obligations, covenants and warranties of the Purchaser hereunder.
     11.09 No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 11.08).
     11.10 Separability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.
     11.11 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     11.12 Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Florida and venue for any dispute related thereto shall be in a court of competent jurisdiction situated in Miami-Dade County, Florida.
XII. Definitions.
     For purposes of this Agreement:
     “Affiliate” means, with respect to a particular party, a Person controlling, controlled by or under common control with that party, including but not limited to any officer, director and majority-owned entity of that party and of that party’s other Affiliates.
     “Agreement” means this Agreement and the exhibits and schedules hereto executed by all parties to this Agreement.
     “Benefit Plans” means all employee benefit plans of the Company within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee, officer or director of the Company, or present or former beneficiary, dependent or assignee of any such employee, officer or director or former employee, officer or director.
     “Breach” means, with respect to any material: representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document, any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
     “Charter Documents” means an entity’s certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, certificate of limited partnership, operating agreement, joint venture agreement or similar document governing the entity.
     “Claim” means any allegation, claim, action, cause of action, lawsuit or other legal proceeding, whether at law, in equity or before any Governmental Body, for damages, costs, losses or expenses incurred by any Person as a result of any actions or failure to act by any party, or its officers, directors, employees or authorized agents.
     “Closing” means the closing on the Transactions.
     “Closing Balance Sheet” is defined in Section 4.03.
     “Closing Date” is defined in Section 4.02.
     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     “Company Common Stock” is defined in Section 1.03.
     “Company Disclosure Schedule” means the disclosure schedule provided by the Company in connection with this Agreement.
     “Confidential Information” is defined in Section 1.10(b) and Section 8.04.
     “Contract” means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable law.
     “Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable law.
     “Damages” is defined in Section 10.02.
     “Default” means (i) a material breach, default or violation or (ii) the occurrence of an event that with the passage of time or the giving of notice, or both, would constitute a material breach, default or violation.

     “Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other Claim, charge or Encumbrance of any nature whatsoever on any property or property interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “FDA” means the United States Food and Drug Administration.
     “Facilities” means any real property, leaseholds or other interests currently owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently owned or operated by the Company.
     “GAAP” means generally accepted accounting principles.
     “Governmental Body” means any federal, state, local or foreign government entity or any court, administrative or regulatory agency or commission or other governmental authority or agency.
     “Governmental Permits” is defined in Section 1.06(b).
     “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Substance in, on, under, about or from the Facilities or any part thereof into the environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.
     “Hazardous Substances” is defined in Section 1.07(g).
     “Indemnified Persons” is defined in Section 10.02.
     “Indemnification Notice” is defined in Section 10.04.
     “Intellectual Property” is defined in Section 1.10(a).
     “Last Balance Sheet” is defined in Section 1.04.
     “Last Balance Sheet Date” is defined in Section 1.04.
     “Legal Requirement” means any applicable statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering medical devices, food and drug, manufacturing processes, environmental, energy, safety, health, transportation, consumer protection, bribery, recordkeeping, zoning, warranties, anti-discrimination, antitrust, employment and price and wage control matters.

     “Liability” means any direct or indirect liability, indebtedness, obligation, expense, Claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.
     “Litigation” means any lawsuit, action, arbitration, audit, administrative or other proceeding, prosecution or investigation or inquiry, whether civil, criminal, administrative, investigative or informal, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, arbitrator, mediator or other disparate resolution forum.
     “Major Customer” and “Major Distributor” means a customer or distributor that has accounted for 10% or more of the Company’s revenue during its 2008 fiscal year or during the twelve calendar months preceding the date of this Agreement.
     “Major Supplier” means a supplier that has provided goods to the Company having a purchase price of $25,000 or more in the aggregate during the Company’s 2008 fiscal year or during the twelve calendar months preceding the date of this Agreement.
     “Material Adverse Effect” means a material adverse effect on the financial condition, results of operations, products, customers or operations of the Company; provided, however, that in determining whether a Material Adverse Effect has occurred, changes or effects relating to United States or foreign economic conditions or financial markets in general or to the Company’s industry in general shall not be considered.
     “Minor Contracts” is defined in Section 1.08(a).
     “Participate In” means directly or indirectly, for a Stockholder’s own benefit or for, with or through any other person or entity, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in. Notwithstanding the foregoing, the term “Participate In” shall not include participation in social activities or charitable or non-profit or community endeavors and/or owning not more than 1% of the outstanding shares of stock of any public company.
     “Person” means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.
     “Purchaser Charter Documents” is defined in Section 3.02.
     “Release” is defined in Section 1.07(f).
     “Release Time” is defined in Section 7.01.
     “Required Consents” is defined in Section 1.12.
     “Returns” means all returns, reports, forms, declarations, claims for refunds or other information required to be filed or supplied to any Person in connection with Taxes (including without limitation information returns and declarations of estimated Tax). (Any reference to “filed” or “file” with respect to Taxes shall also be deemed to include “supplied” or “supply.”)
     “S Corporation Tax Period” is defined in Section 1.05(k).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Takeover Proposal” means any proposal, other than as contemplated by this Agreement, (i) for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a 5% or greater interest in the equity or in any class or series of capital stock of the Company, for the acquisition of the right to cast 5% or more of the votes on any matter with respect to the Company, or for the acquisition of a substantial portion of any of its assets other than in the ordinary course its business or (ii) the effect of which may be to prohibit or restrict the consummation of any of the transactions contemplated by this Agreement or materially impair the contemplated benefits to the Purchaser of any of the transactions contemplated by this Agreement.
     “Tax” means all U.S. federal, state, local and non-U.S. income taxes plus all charges, fees, levies or other assessments whether federal, state, local or non-U.S. based upon or measured by income, capital, net worth or gain and any other tax including but not limited to all net income, gross income, advance corporate tax, gross receipts, value-added, sales, use ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, FICA, FUTA, excise, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Body.
     “Transactions” means the transactions contemplated by the Transaction Documents.
     “Transaction Documents” means this Agreement and the other agreements and documents contemplated hereby which are expressly listed under the “Recitals” Section on page 1 of this Agreement and no other documents or alleged agreements whatsoever.
     “Welfare Plan” is defined in Section 1.09(f).
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Attest:	Drew Scientific, Inc.

/s/	By:	/s/
Secretary

Attest:	JAS Diagnostics, Inc.

/s/	By:	/s/ David Johnston
Secretary		David Johnston, President

Witness:	/s/	/s/ Maria Del R. Sanchez
Maria Del R. Sanchez

Witness:	/s/	/s/ Francisco Jose Perez
Francisco Jose Perez

Witness:	/s/	/s/ David Johnston
David Johnston

Witness:	/s/	/s/ Vivian Alvarez
Vivian Alvarez

Witness:	/s/	/s/ Marc Andler
Marc Andler